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Exhibit 5.1

telephone: 309.672.1483	Theodore L. Eissfeldt	email: teissfeldt@howardandhoward.com
May 2, 2003

PNB Bancshares, Inc.
329 Court Street
P.O. Box 68
Pekin, Illinois 61555-0068

Dear Sirs:

        We refer to the proposed issuance and exchange of 22,000 shares of Common Stock, $10 par value (the "Shares"), of PNB Bancshares, Inc., an Illinois corporation (the "Company") and to the Form S-4 Registration Statement relating to the Shares (the "Registration Statement") which the Company proposes to file with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act"). The Shares will be issued in connection with a plan of reorganization involving Pekin National Bank, Pekin, Illinois, which is a wholly-owned subsidiary of the Company. Pursuant to the proposed Agreement and Plan of Share Exchange between Pekin National Bank and the Company (the "Agreement"), the shareholders of Pekin National Bank will exchange their shares of Common Stock of Pekin National Bank on a one share-for-one-share basis for the Common Stock of the Company, as more fully described in the Registration Statement. We are familiar with the proceedings to date with respect to the proposed issuance and exchange of the Shares and have examined such records, documents and matters of fact as we have considered relevant for purposes of this opinion.

        Based upon such examination, we are of the opinion that the Shares will be legally issued, fully paid and non-assessable when:

  (a)
  The Registration Statement, as then amended, shall have become effective under the Act;

  (b)
  The Agreement shall have been duly authorized, executed and delivered by the Company and Pekin National Bank; and,

  (c)
  The Shares shall have been issued and exchanged as contemplated in the Registration Statement and in accordance with the terms and conditions of the Agreement.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement.

HOWARD & HOWARD ATTORNEYS, P.C.
/s/ Theodore L. Eissfeldt Theodore L. Eissfeldt

TLE/pw

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  Exhibit 5.1